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[LOGO] PLAINS                                                     NEWS
RESOURCES                                                        RELEASE

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Contact:  Phillip D. Kramer
          Executive Vice President and CFO
          713/654-1414 800/934-6083

FOR IMMEDIATE RELEASE
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              Plains Resources Announces Stock Repurchase Program

     (Houston - June 13, 2000) Plains Resources Inc. (AMEX:PLX) announced today that its Board of Directors has approved a program to repurchase up to one million shares of the Company's common stock. The timing and amount of any purchases will depend on various factors, including market conditions. As currently contemplated, the program would continue through December 31, 2000.

     "The Company is in one of the most liquid and financially flexible positions experienced in the 19 years I have been with the Company," said Greg
L. Armstrong, President and Chief Executive Officer. "Given this attractive financial position, our long-lived reserve base and sound industry fundamentals, we believe the repurchase of shares represents an attractive investment opportunity and prudent use of capital and underscores our confidence in Plains' long-term value creation strategy."

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, among other things, market conditions, government regulations and other factors discussed in the Company's filings with the Securities and Exchange Commission.

     Plains Resources is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Through its majority ownership in Plains All American Pipeline, L.P., the Company is engaged in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. The Company is headquartered in Houston, Texas.

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